Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

JULY 1, 2014

SEVENTY SEVEN ENERGY INC. COMPLETES SPIN-OFF

FROM CHESAPEAKE ENERGY CORPORATION

OKLAHOMA CITY, July 1, 2014 – Seventy Seven Energy Inc. (“SSE”) (NYSE: SSE), previously operating as Chesapeake Oilfield Operating, L.L.C., announced today the completion of its spin-off from Chesapeake Energy Corporation (“Chesapeake”) (NYSE: CHK) into a stand-alone, publicly traded oilfield services business.

Following the close of business on June 30, 2014, Chesapeake distributed to its shareholders one share of common stock of SSE for every 14 shares of Chesapeake common stock outstanding as of 5:00 pm EDT on June 19, 2014, the record date for the distribution. No fractional shares of SSE common stock were issued; however, shareholders entitled to receive a fractional share of SSE common stock in the distribution instead received the cash value of that fractional share.

SSE common stock will begin “regular-way” trading under the symbol “SSE” on the New York Stock Exchange (“NYSE”) on July 1, 2014, when markets open. Chesapeake common stock will continue to trade on the NYSE under the ticker symbol “CHK.”

Jerry L. Winchester and Cary D. Baetz remain as Chief Executive Officer and Chief Financial Officer, respectively, of SSE. Karl Blanchard has been appointed the Chief Operating Officer of SSE.

About Seventy Seven Energy

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers operating in unconventional resource plays. SSE’s services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal, and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian basins and the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica shales.

CONTACT Bob Jarvis 405-935-2572 bob.jarvis@77nrg.com	SEVENTY SEVEN ENERGY 777 NW 63rd St. Oklahoma City, OK 73116